EXHIBIT 10 (aa)

      AGREEMENT dated as of December 29, 1997 among SARATOGA BRANDS INC. ("SBI") and CUCINA CLASSICA ITALIANA, INC. ("CCI") (SBI and CCI being referred to herein together and as the context requires, singly as "Debtors") and ISTITUTO BANCARIO SAN PAOLO DI TORINO - NEW YORK BRANCH ("Bank").

                              Preliminary Statement

      C. Under arrangements heretofore contracted, SBI's indirect subsidiary Nostrano, Inc. ("Nostrano"), is indebted to the Bank in the principal amount of $218,247 ("Debt") plus interest and charges.

      B. Debtors and the Bank desire to provide for the repayment of the Debt at a discounted rate as provided for herein.

      NOW, THERFORE, for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Bank and Debtors hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      Section 1.01. Certain Defined Terms. As used herein, unless the context shall otherwise require, the following terms shall have the following meaning (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "Agreement" means this agreement, as the same may hereafter be amended or restated from time to time.

      "CCI" is defined in paragraph A of this Agreement.

      "GailCo" means GailCo, Inc. a New Jersey corporation.

      "Lensmire" means Lensmire Cheese Factory Inc., a Wisconsin corporation.

      "Loan Documents" means this Agreement and the Releases and UCC-3 forms referred to in Section 5.01 of this Agreement.

      "Person" means an individual, corporation, partnership, limited partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

      "Subsidiary" means a corporate or other entity the management of which is controlled, directly or indirectly or both, by Debtors.

                                   ARTICLE II

                                 PAYMENT OF DEBT

      2.01. Permanent Reduction. The principal amount of the Debt is reduced to $39,250 and all the Bank's claims for principal in excess of such amount or for interest or charges accrued to the date hereof are extinguished. It is expressly understood that full payment shall be made upon execution of this Agreement.

                                   ARTICLE III

                                  MISCELLANEOUS

      Section 3.01. Releases. Simultaneously herewith the Bank has delivered to Debtors the Releases respecting CCI, Nostrano, Lensmire, GailCo and Angelo M. Dominioni and Valerie A. Dominioni; and each of their past and present officers, shareholders, directors, agents, attorneys, employees, investors, lenders, predecessors, successors, assigns, parent corporations, subsidiary corporations, affiliates, representatives, devisees, legatees, trustees, and their heirs and personal representatives of their estates shown in Exhibit A hereto. The Debtors have delivered to the Bank the releases respecting Istituto Bancario San Paolo di Torino shown in Exhibit B hereto. The Bank has delivered to Debtors the UCC - 3 forms shown in Exhibit C hereto.

      Section 3.02. Addresses for Notices, Etc. All notices, requests, demands, directions and other communications provided for hereunder and shall be sufficient if delivered personally (including by Federal express or other recognized courier for which receipt is given) or if mailed by certified mail, return receipt requested, to the applicable party at the addresses indicated below:

                           If to Debtors:
                           Saratoga Brands Inc.
                           1835 Swarthmore Avenue
                           Lakewood, New Jersey  08701

                           If to Bank:
                           Istituto Bancario San Paolo di Torino
                           245 Park Avenue
                           New York, New York  10167

or, as to either party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. All notices, requests, demands directions and other communications shall (if delivered personally) be effective when delivered or (if mailed) two days after having been deposited in the mail, addressed as aforesaid.

      Section 3.03. Governing Law. This Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the internal laws of the State of New York (without giving effect to principles if conflicts law).
Section 3.04. Entire Agreement. This Agreement, its attachments and a side letter dated December 29, 1997 regarding delivery of Saratoga stock is the entire agreement between the parties and may only be changed or modified by an agreement in writing signed by each of the parties hereto.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CUCINA CLASSICA ITALIANA, INC.           SARATOGA BRANDS INC.



--------------------------------         --------------------------------

                  ISTITUTO BANCARIO SAN PAOLO DI TORINO - NEW YORK BRANCH



                          ---------------------------------

                                December 29, 1997

Mr. Ettore Viazzo
Vice President
Manager - European Corporate Group
Istituto Bancario San Paolo di Torino
245 Park Avenue
New York, New York 10167

Dear Mr. Viazzo,

This letter shall serve as an additional incentive to induce Istituto Bancario San Paolo di Torino (the "Bank") to accept payment in full, at a discounted rate, on its loan receivable from Nostrano, Inc.

In addition to, and not in lieu of any payment or terms of the Credit Agreement, we will issue to the Bank 36,894 shares of the Common Stock of Saratoga Brands Inc. and provide the Bank with restricted Certificates evidencing their ownership thereof, copies of which are attached hereto.

The Bank recognizes and realizes that 18,447 shares shall be restricted from sale, transfer, pledge or alienation until December 23, 1998, and that 18,447 shares shall be restricted from sale, transfer, pledge or alienation until December 23, 1999.

If Saratoga, during the period from December 23, 1997 to December 23, 2000 files a Registration Statement covering the sale of any of Saratoga's common stock, then Saratoga shall include in any such Registration Statement, at Saratoga's expense, the shares being issued herein. In any case, the shares being issued above shall not be offered for sale, transfer, pledge or alienation until the restriction dates stated above.

Saratoga agrees and covenants that the restriction period on the first 18,447 shares shall not be more than one year from the settlement date, provided that the Securities and Exchange Commission does not amend or repeal Rule 144 of the Securities Act of 1933. The Bank agrees to give Saratoga Brands Inc. the opportunity to arrange for the sale of the shares for the Bank at a price at or above market, prior to offering them for sale on the open market. Saratoga Brands Inc. will have a period of 30 days to consummate such a sale and at the end of said period the Bank will be free to offer them as it sees fit.

                                            Yours very truly,



                                            Scott G. Halperin
                                            Chairman and Chief Executive Officer

This letter agreement is agreed to and accepted as above written.


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Istituto Bancario San Paolo di Torino